SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) May 29, 1998



                             HOTEL PROPERTIES L.P.
              Exact Name of Registrant as Specified in its Charter




      Delaware                          0-16991               13-3430078
State or Other Jurisdiction            Commission           I.R.S. Employer
of Incorporation or Organization       File Number         Identification No.



3 World Financial Center, 29th Floor
New York, NY   Attn.: Andre Anderson                             10285
Address of principal executive offices                          Zip Code



Registrant's telephone number, including area code (212) 526-3237






Item 2.   ACQUISITION OR DISPOSITION OF ASSETS

     On May 29, 1998, Hotel Properties L.P., a Delaware limited partnership (the "Partnership"), consummated the sale of the four hotels comprising the principal assets of the Partnership (the "Sale"), the Los Angeles Airport Marriott Hotel, the St. Louis Airport Marriott Hotel, the Nashville Airport Marriott Hotel, and Marriott's Tan-Tar-A Resort Hotel, Lake of the Ozarks, Missouri (the "Hotels"). The Hotels were sold to Marriott Hotel Services, Inc. (the "Buyer"). The Sale was subject to the satisfaction of certain conditions, including the Partnership obtaining the approval of a majority in interest of the outstanding Unitholders, which was obtained by written vote in May 1998. The Sale was accomplished pursuant to a Purchase and Sale Agreement and Joint Escrow Instructions dated as of April 23, 1998, between the Partnership and the Buyer. Pursuant to the Purchase Agreement, the Hotels were sold for $114 million in cash, subject to various closing adjustments and prorations. The transaction resulted in a gain on sale of approximately $5.3 million, which will be reflected in the Partnership's statement of operations for the period ending June 30, 1998. As a result of the Sale, the Partnership is expected to make one or more distributions to its limited partners, and after satisfying all liabilities and obligations and establishing a reserve for contingencies, the Partnership will dissolve.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                      HOTEL PROPERTIES L.P.

                                      BY:  EHP/GP INC.
                                           General Partner



Date:  June 12, 1998                  BY:  /s/Jeffrey C. Carter
                                           Director, President and
                                           Chief Financial Officer